Filed Pursuant to Rule 433

Registration Nos. 333-278184

and 333-278184-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

July 29, 2025

Issuer:	NextEra Energy Capital Holdings, Inc.

Designation:	Series M Debentures due September 1, 2027

Registration Format:	SEC Registered

Principal Amount:	$1,999,988,000

Date of Maturity:	September 1, 2027

Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1, beginning September 1, 2025

Coupon Rate:	4.685%

Price to Public:	100.316% of the principal amount thereof

Benchmark Treasury:	3.750% due June 30, 2027

Benchmark Treasury Yield:	3.896%

Spread to Benchmark Treasury Yield:	63 basis points

Reoffer Yield:	4.526%

Trade Date:	July 29, 2025

Settlement Date:*	August 1, 2025

CUSIP / ISIN Number:	65339K CL2/US65339KCL26

Expected Credit Ratings:**
Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-”(stable)

Remarketing Agents:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC

*

It is expected that delivery of the Debentures will be made against payment therefor on or about August 1, 2025, which will be the third business day following the date of pricing of the Debentures. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Debentures initially will settle in T+3, purchasers who wish to trade the Debentures on the date of pricing of the Debentures or on the next succeeding business day should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any Remarketing Agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, Goldman Sachs & Co. LLC toll-free at (866) 471-2526 or Mizuho Securities USA LLC toll-free at (866) 271-7403.